Exhibit 99.1

For Immediate Release
Contact: Robert J. Habig
650.525.3300
ir@avistar.com

AVISTAR COMMUNICATIONS ANNOUNCES RECEIPT OF
NOTICES FROM NASDAQ

SAN MATEO, CA – December 13, 2007 – Avistar Communications Corporation (NASDAQ: AVSR), a provider of unified visual communications solutions, today announced that, on December 7, 2007, it received a notice from The Nasdaq Stock Market indicating that Avistar does not comply with Marketplace Rule 4310(c)(4). This rule requires the company to have a minimum bid price of $1.00 per share for continued listing on The Nasdaq Capital Market.  The Nasdaq Staff noted that for the 30 consecutive business days prior to December 7, 2007, the bid price of Avistar’s common stock closed below $1.00 per share.  Accordingly, subject to the additional listing compliance issues discussed below, Avistar may be provided 180 calendar days, or until June 4, 2008, to regain compliance.

On December 13, 2007, Avistar received an additional notice from The Nasdaq Stock Market stating that Avistar has not regained compliance with Nasdaq Marketplace Rule 4310(c)(3) and, as a result, Avistar’s securities are subject to de-listing from The Nasdaq Capital Market unless Avistar appeals the Nasdaq Staff’s determination to a Nasdaq Listing Qualifications Panel.  As previously reported, in November 2007, Avistar received notice from The Nasdaq Stock Market that Avistar does not comply with Marketplace Rule 4310(c)(3), which requires listed companies to have a minimum of $2,500,000 in stockholders’ equity or $35 million in market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two or the three most recently completed fiscal years.  Avistar was granted a 30 calendar day period in which to regain compliance with Marketplace Rule 4310(c)(3) but Avistar was unable to regain compliance during that period.  Avistar intends to appeal the Nasdaq Staff’s determination to the Listing Qualifications Panel and such appeal will automatically result in the stay of the de-listing of Avistar’s common stock pending the hearing.  The Listing Qualifications Panel would have authority to grant Avistar a further extension of time in which to regain compliance with the Marketplace Rules, though there can be no assurance that the Panel will grant a further extension of time.

About Avistar Communications Corporation

Avistar is working to define the future of unified communications and collaboration by inventing and delivering integrated visual communications software that helps companies of all sizes improve business results. From the desktop, from the laptop and from conference rooms, Avistar delivers enterprise-quality and easy-to-use audio/video conferencing, multi-party videoconferencing, and integrated data sharing anywhere in the world. By integrating visual communications with enterprise application software, Avistar incorporates communications into the daily workflow and seamlessly connects communities of users within and across enterprises.

Founded in 1993, Avistar is headquartered in San Mateo, California, with offices in New York and London. With more than 15,000 seats sold across 40 countries, Avistar’s global deployments of its unified visual communications desktop software are among the largest in the world. Avistar holds a portfolio of 76 patents for inventions in the primary areas of video and network technology and offers technology and IP licenses to companies in video conferencing, rich-media services, public networking and related industries. Current licensees include Sony Corporation, Polycom, Inc., Tandberg ASA, Radvision Ltd. and Emblaze-VCON.

For more information, visit www.avistar.com.
Cautionary Note Regarding Forward Looking Statements
The statements made in this press release that are not historical facts are "forward-looking statements." These forward-looking statements, include, but are not necessarily limited to, statements regarding the company’s prospects for regaining and sustaining compliance to The Nasdaq Stock Market, the company’s ability to appeal any de-listing decision of the Nasdaq staff to the Nasdaq Listing Qualifications Panel, and the availability of additional time periods for the company to regain and sustain compliance with applicable Nasdaq Marketplace Rules.  Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. The company cautions readers of this press release that a number of important factors could cause actual future events and results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, difficulties or delays in regaining and sustaining compliance, and the possibility that the company will be subject to de-listing from The Nasdaq Stock Market due to its failure to satisfy the requirements for continued listing. These important factors and other factors that potentially could cause actual future results to differ materially from current expectations are described in our filings with the SEC, including the company's most recent annual report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K. Readers of this press release are referred to such filings. The forward-looking statements in this press release are based upon information available to the company as of the date of the release, and the company assumes no obligations to update any such forward-looking statements.